EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2010, with respect to the consolidated financial statements of ReachLocal Inc., and our report dated December 22, 2009, with respect to the financial statements of ReachLocal Australia Pty Ltd., contained in this Amendment No. 2 to Registration Statement and Prospectus. We consent to the use of the aforementioned reports in this Amendment No. 2 to Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Woodland Hills, California

February 24, 2010